Filed Pursuant to Rule 433
Registration Statement No. 333-227001

 Index Objectives:The RBC Large Cap US Tactical Equity Total Return Index is designed to meet or exceed risk- adjusted returns relative to the benchmark by optimizing asset allocation between Large-CapU.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Large-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation.  Index Ticker Symbols: Bloomberg: RBCELTUT Index Thomson Reuters: .RBCELTUT  Index Launch Date:February 18, 2019  Index Base Date:October 31, 2007  Asset Class:EquityFixed Income (Cash)  Allocations:E-mini S&P 500 Futures contract Federal Funds Rate  Last Allocation Date:July 17, 2019Benchmark:S&P 500 Total Return Index Bloomberg: SPXT Index Thomson Reuters: .SPXTLiquidity:The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume.  Availability:The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  RBC Large Cap US Tactical Equity Total Return IndexPerformance Factsheet    Performance1, 2 – Total Return (USD)     Index Description The Index provides exposure to either Large-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 200 daily moving average (200 DMA) of the SPDR S&P 500 ETF Trust (Bloomberg: SPY US Equity; the ETF). The Index obtains exposure to Large-Cap U.S. equities by tracking the performance of the futures contract.On the specified monthly determination date, if the ETF is at or above its 200 DMA (a bullish trend), the Index will allocate to equity via the E-mini S&P 500 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 200 DMA (a bearish trend).  1 Daily data from October 31, 2007 to July 31, 2019. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document2 Source: Solactive AG, Bloomberg, RBC Capital Markets3 Based on daily returns, annualized with a 252-day factor4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline      Index (USD)  Return (%) 21M 3M YTD  Return p.a. (%)1Y 3Y 5Y Base  YoY Return (%)’14 ’15 ’16 ’17 ’18  Index (I)Benchmark (B)  1.5 1.6 7.11.4 1.7 20.2  7.9 12.9 8.2 9.28.0 13.4 11.3 8.0  2.2 -1.8 12.4 21.1 6.713.7 1.4 12.0 21.8 -4.4  Variation (I) - (B)  0.1 -0.1 -13.1  -0.1 -0.5 -3.2 1.2  -11.5 -3.1 0.4 -0.7 11.1        Index (USD)  Volatility p.a. (%) 31Y 5Y Base      Sharpe Ratio41Y 5Y Base      12 Month ReturnBest Worst  Worst Drawdown(%) DUW5    Beta1Y 5Y    Index (I)Benchmark (B)  9.015.3  11.013.4  11.819.9  0.710.48  0.670.81  0.780.47  35.8 -14.072.3 -47.5  -17.9-54.8  2253  0.321.00  0.641.00  Variation (I) - (B)  -6.4  -2.5  -8.1  0.23  -0.14  0.31  -36.5 33.5  36.9  -30  -  -  July 31, 2019                            20  1  70  120  170  220  270  320  Oct 07  Feb 09  Jun 10  Sep 11  Jan 13 May 14 Aug 15  Dec 16 Mar 18  Jul 19  Index Benchmark

                                     $175  $200  $225  SPY Price  Allocation History1 (over last 12 months)        Determination Date  Allocation Date  E-mini S&P 500 Futures  Cash  Index Performance *  Benchmark Performance *  July 15, 2019  July 17, 2019  100%  0%  TBD**  TBD**  June 17, 2019  June 19, 2019  100%  0%  1.9%  2.1%  May 13, 2019  May 15, 2019  100%  0%  2.8%  2.9%  April 15, 2019  April 17, 2019  100%  0%  -1.4%  -1.6%  March 11, 2019  March 13, 2019  100%  0%  3.1%  3.4%  February 11, 2019  February 13, 2019  0%  100%  0.2%  2.3%  January 14, 2019  January 16, 2019  0%  100%  0.2%  5.4%  December 17, 2018  December 19, 2018  0%  100%  0.2%  4.5%  November 12, 2018  November 14, 2018  0%  100%  0.2%  -7.0%  October 15, 2018  October 17, 2018  0%  100%  0.2%  -3.7%  September 17, 2018  September 19, 2018  100%  0%  -3.2%  -3.3%  August 13, 2018  August 15, 2018  100%  0%  3.3%  3.4%  July 31, 2019  $150Jul 15 Jan 16 Jul 16 Jan 17 Jul 17 Jan 18 Jul 18 Jan 19 Jul 19Monthly Returns (as of July 31, 2019)    Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  0.2%  0.2%  0.8%  4.1%  -6.5%  7.0%  1.5%            7.1%  2018  5.7%  -3.8%  -2.7%  0.3%  2.4%  0.6%  3.7%  3.2%  0.6%  -3.3%  0.2%  0.2%  6.7%  2017  1.8%  3.9%  0.1%  1.0%  1.4%  0.6%  2.0%  0.2%  2.0%  2.4%  3.0%  1.1%  21.1%  2016  0.0%  0.0%  1.7%  0.4%  1.8%  0.2%  3.8%  0.1%  -0.1%  -1.8%  3.7%  2.0%  12.4%  2015  -3.1%  5.8%  -1.6%  0.9%  1.3%  -2.0%  2.2%  -6.1%  1.5%  0.0%  0.0%  0.0%  -1.8%  2014  -3.5%  4.6%  0.8%  0.7%  2.3%  2.0%  -1.4%  4.0%  -1.4%  -6.0%  0.9%  -0.4%  2.2%  2013  5.2%  1.4%  3.7%  1.9%  2.3%  -1.5%  5.1%  -2.9%  3.0%  4.6%  3.0%  2.4%  31.7%  As of Last Determination Date (July 15, 2019)      Indicator  Closing Level  Tactical Trigger  Large-Cap U.S. (SPY)  300.75  8.3% ABOVE 200 DMA  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  8.0%  3.2%  1.9%  4.0%  -6.4%  7.0%  1.4%            20.2%  2018  5.7%  -3.7%  -2.5%  0.4%  2.4%  0.6%  3.7%  3.3%  0.6%  -6.8%  2.0%  -9.0%  -4.4%  2017  1.9%  4.0%  0.1%  1.0%  1.4%  0.6%  2.1%  0.3%  2.1%  2.3%  3.1%  1.1%  21.8%  2016  -5.0%  -0.1%  6.8%  0.4%  1.8%  0.3%  3.7%  0.1%  0.0%  -1.8%  3.7%  2.0%  12.0%  2015  -3.0%  5.7%  -1.6%  1.0%  1.3%  -1.9%  2.1%  -6.0%  -2.5%  8.4%  0.3%  -1.6%  1.4%  2014  -3.5%  4.6%  0.8%  0.7%  2.3%  2.1%  -1.4%  4.0%  -1.4%  2.4%  2.7%  -0.3%  13.7%  2013  5.2%  1.4%  3.8%  1.9%  2.3%  -1.3%  5.1%  -2.9%  3.1%  4.6%  3.0%  2.5%  32.4%  As of Month End (July 31, 2019)      Indicator  Closing Level  Distance from DMA  Large-Cap U.S. (SPY)  297.43  6.8%  DateDetermination  LastJuly 15, 2019  NextAugust 12, 2019  Allocation  July 17, 2019  August 14, 2019       200 DMASPDR S&P 500 ETF Trust (SPY)  Current Allocation100% Equity(as of July 17, 2019)  1 Determination Date was two business days prior to Allocation Date* Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (August 14, 2019)Allocation Snapshot (as of July 31, 2019) Characteristics Snapshot$300$275$250    2

 Summary of Index Methodology:    July 31, 2019    RBC Large Cap US Tactical Equity Total Return Index          Tactical Trigger – Determined 2 Trading Days Before Allocation200-day Moving Average SPDR S&P 500 ETF Trust (SPY)                Bearish Tactical TriggerSPDR S&P 500 ETF Spotbelow the Tactical Trigger  Monthly Allocation – Is Tactical Trigger Bullish or Bearish?Bullish Tactical TriggerSPDR S&P 500 ETF Spotabove the Tactical TriggerE-mini S&P 500 Future+Federal Funds RateORFederal Funds Rate        3

 July 31, 2019  This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department.This presentation should not be distributed to or shown to anyone other than the intended audience.This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity.All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss.This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters.Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll- free at 1-877-688-2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com    4